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                                                                  EXHIBIT 23 (C)



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Pfizer Inc.:



    We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to registration statement (No. 333-27591) on Form S-3 of United States Surgical Corporation of our report dated February 26, 1998, with respect to the combined balance sheet of Valleylab, a Business of Pfizer Inc., as of December 31, 1997, and the related combined statements of income and cash flows for the year then ended, which report appears in the Form 8-K/A of United States Surgical Corporation filed March 5, 1998 and to the reference to our firm under the heading "Experts".



/s/KPMG Peat Marwick LLP



New York, New York



March 17, 1998